Exhibit 99.1

T Stamp Inc. - Nasdaq: IDAI

(“Trust Stamp” or “The Company’)

Trust Stamp provides a business update highlighting progress in focus areas

Atlanta, GA, February 2nd, 2026: Trust Stamp, a global provider of AI-powered trust, identity and security solutions provided an overview of business progress for January 2026.

Gareth N. Genner, Chief Executive Officer of Trust Stamp reported:

“In Q4 of 2025 we completed a financing round using a combination of market placements of stock using our S3 capacity and a warrant inducement agreement. The objective of the financing was to provide working capital to give us the ability to achieve significant growth in 2026, which we intend to do through acquisitions, expansion of our customer base, and growing our service offerings.

During January we agreed to terms as part of non-binding letters of intent for two M&A transactions. In each case, the incoming company is a graduate of the UK National Cybersecurity Center’s startup program with solid technology and stellar leadership. One would be an outright purchase and the other would be a 50% ownership stake with the incoming company becoming a closely integrated element of the Trust Stamp group. Both transactions, if consummated, aim to close before the end of February. In each case, there is no cash consideration, minimal impact on our cash burn and the transaction structure is based on the enhanced potential for growth for the incoming enterprises and their team members. Proposed dilution from these transactions is less than 2.5% of our currently issued share capital.

Both companies bring technology and expertise that we believe will provide new products for our sales channels as well as enhancing our existing products (and the products of the other acquired enterprise). In one case we will be acquiring additional expertise and technology that can be applied to the safe and monitored implementation of AI solutions, a challenge that is material to every one of our existing and target customers. We then intend to marry that expertise with the crisis and resilience testing scenarios and training from the second proposed incoming group member to create advanced training resources expressly for LLM based solutions.

Very importantly, the acquired team members will fill critical leadership, executive, technical and operational roles that we had already budgeted for 2026 thereby immediately accelerating our go-to-market capacity.

At the end of December 2025, our R&D team delivered the MVP of our Stablecoin-focused Wallet of Wallets (“WoW”), we signed an LOI with a fellow Nasdaq company for a first deployment, and during January 2026, our Director of Innovation relocated to Switzerland to participate in the Trust Valley program and identify opportunities in Switzerland for our StableKey technology and WoW. While our WoW product has not yet been taken to market, it offers advanced capabilities and utilizes proven proprietary technologies. Therefore we believe that if we establish product-market fit, the economic potential could be substantial.

A number of the new team members potentially joining us through our M&A activity are critical resources for WoW to aggressively engage with the market, and fuelled by their addition, and the new level of regulatory clarity being afforded by existing and pending legislation, we are planning for highly visible launch activities for StableKey and WoW during Q1 and Q2 2026.

Our multi-year investment in the African market has progressed from market cultivation to revenue generation.

In January we received our first Purchase Order for the use of our Irreversibly Transformed Identity Token (“IT2”) from an African telecommunications company situated across a dozen African and Middle Eastern markets and serving hundreds of millions of subscribers. The initial purchase order is for the IT2 in a specific market but based upon customer communications, we anticipate both the geographic scope and product range expanding in 2026. This new customer is expected to generate 7-figure ARR once transaction flows are mature.

We are also in discussion with another major telecoms provider in Africa for similar services and are making progress towards an agreement. Based on these two engagements and market discovery, we will be actively pursuing similar telecoms opportunities in other African countries and elsewhere.

In parallel, our first African nation-state project has progressed. We anticipate announcing specific revenue commitments in Q3 2026.

During January 2026, at their request, we worked with the office of the Vice President of Nigeria and various federal and local government ministries to arrange for a Trust Stamp team to visit Nigeria during February to identify areas of government operations where our technology can be implemented. We have already received a significant list of needs and extensive meeting itinerary.

Enrollment on our Orchestration Layer platform in the United States has continued to grow with a total of 112 enrolled institutions. Overall OL transaction volumes increased by approximately 20% over 2025 with a circa 200% increase in FIS-related transactions, but the rate of implementation and transaction volumes are far lower than we consider satisfactory and the channel structure in place does not provide us with adequate opportunities to work with the individual institutions and accelerate implementation. To address this we have budgeted for additional sales support staff and for participation in industry events where we can directly engage with enrolled institutions. We will be carefully monitoring and reporting on progress throughout 2026.

Our eight year engagement with an S&P 500 bank that manages tens of billions in consumer credit assets and processes hundreds of billions in annual purchase volume was extended for six-years in 2025 and continues to grow in scope and volume. With guaranteed minimum revenues and provision for pre-approval of additional services, this anchor relationship is estimated to generate gross annualized revenues between $ 2.4MM and $2.7MM in 2026

For some time we have provided our banking clients with US drivers license and identity document authentication through a long-term agreement with the American Association of Motor Vehicle Associations. This has been an option within our broader product offering but we are now making it available as a stand-alone service and are actively engaged with two potential customers. While this service has a lower gross margin than SaaS sales of our software products it is highly profitable with rapid implementation and no additional infrastructure requirements. Given the competitiveness of our pricing compared to incumbent suppliers, we anticipate steady growth in customer engagements for this highly economic and effective service together with the potential for upsales to additional fraud detection products.

To date, our banking clients have been in the United States. With our growing team in the UK we have started to identify banking sector opportunities there and will be pursuing those opportunities going forward as well as opportunities in the EU. We are also engaging with the fast accelerating UK age-verification market that is (largely unsuccessfully) seeking to comply with new government mandates.

We have long recognized the potential healthcare use cases for our identity authentication and privacy protection technologies. We now have an executed commercial implementation with an EU company (that also operates in Dubai), advanced negotiations to deploy the technology for an international pharmacy and primary care group in the EU, and early stage discussions with two other medical services suppliers. We have also partnered with a UK-based consulting group that provides (inter alia) process automation services to customers that include the healthcare sector and are in discussions to grow that engagement over the coming months.

Commercialization of the Tap-in-Band project has continued to be stalled by the overall US federal government budget hiatus but we remain very optimistic as to its potential. In order to regain momentum we are engaged with potential partners in both the United Kingdom and an African country regarding the use of the technology and we will be expanding that outreach to other countries over the year.

Although incorporating different elements of our technology stack, and focused on security personnel versus civilian subjects, our channel partnership with a national security services company has generated what we believe to be a strong pipeline of institutional scale medical, banking, e-commerce and delivery services prospects. Based on the forecasts of our partner, these prospects represent many thousands of location-based implementations by users with gravitational pull across customers, partners, and regulators. We believe that we will see initial revenue flow within this financial year.

In summary, we are actively pursuing revenue in five focus areas. The majority of those areas are now post-revenue and have proven product-market fit and we believe that the product areas that are not yet post-revenue have very substantial potential. The architecture of our technology stack (the Orchestration Layer) means that much of the technology required for the various implementations is pre-built and implementation should not impose excessive stress on our resources:

1. Banking and Financial Services

2. Stablecoin and Cryptocurrency

3. African Nation State and Major Telco projects

4. Healthcare Technology

5. Tap-In Band and Security Services

Our core biometric technologies are based upon facial biometric authentication and tokenization. With grant-aid provided by the Republic of Malta we have now completed proofs of concept for touchless palm capture and tokenization, and a combined face/palm multi-biometric StableKey IT2. We believe that these technologies could play an important role in the growing demand for multi-factor authentication to (e.g.) defeat deep fake attacks and be implemented in situations in which facial biometrics are practically, legally or culturally restricted.

In addition, we have continued rapid investment in the development of technologies to rebut the growing dangers of AI-powered attacks. We are currently in production-testing of new tools to combat both Injection and Generative Adversarial Network Attacks and we plan to submit our newest innovations for third-party certification in Q2.

Finally, earlier stage R&D investment in our intellectual property moat has continued. Over the last two months, patent number 18/145,470 for “Systems and Processes for Multifactor Authentication Identification” has been issued, patent application number 19/268,664 entitled: “Systems, Methods, and Protocols for Zero Knowledge Proof User Authentication” has been published and a new application number 19/434,528 has been filed for further innovations in multifactor authentication.

We believe that this sustained investment in intellectual property differentiates us from many larger competitors that are farming legacy technology.”

Inquiries:

Trust Stamp: shareholders@truststamp.ai

About Trust Stamp

Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure assets and data and securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.

With team members from over twenty nationalities in ten countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.